Exhibit 99.1

ANTs software inc. Reports Second Quarter 2008 Financial Results

Second-Quarter Loss Per Share was ($0.04); Earnings Excluding Non-Recurring Debt Costs Were $0.00 Per Share

BURLINGAME, Calif.--(BUSINESS WIRE)--ANTs software inc. (OTCBB:ANTS), a leader in database consolidation solutions, today announced its financial results for the second quarter and six months ended June 30, 2008.

Total revenue was $5.4 million for the second quarter, compared to $21 thousand for the second quarter of 2007. Reported net loss was $2.7 million, or ($0.04) per basic and diluted share, compared to a net loss of $4.7 million, or ($0.08) per basic and diluted share. Excluding one-time charges related to debt, net income was $300 thousand or $0.00 per share in the second quarter 2008 versus a net loss of $4.7 million or ($0.08) per share for the same period last year.

Total cash and cash equivalents equaled $5.0 million as of June 30, 2008 compared to $2.5 million as of March 31, 2008.

Joseph Kozak, Chairman and Chief Executive Officer of ANTs software inc., stated, “ANTs delivered strong results for the second quarter and first half of 2008, far surpassing all revenues generated in the history of the company. We completed a series of strategic transactions which included: debt restructuring, an equity financing, the licensing and sale of ANTs Data Server technology and assets, and we added a line of managed and professional services from our newly acquired subsidiary, Inventa Technologies, Inc.

“Integration of Inventa is proceeding well. The positive impact that it will have on our results going forward is evident: the synergies of combining Inventa’s workforce and client base with ANTs’ greatly enhances our efforts to expand our presence in the database consolidation market. We intend to fully make use of these combined assets going forward.

“We are confident that the strategy we have in place and investments we are making today will ensure a bright future for ANTs. While we do not expect revenue in the near-term to match what we achieved in the second quarter because of the ADS-related revenue, we do expect revenue in the range of $1.1 million to $1.3 million for the third quarter and full-year revenue in the range of $7.6 million to $8.0 million. We believe we have a solid business made even stronger with Inventa and rest assured we will continue to execute on our focused, strategic plan to create value for our shareholders.”

Conference Call Information

Management will host a conference call at 4 p.m. Eastern (1 p.m. Pacific) on August 18, 2008 to discuss the latest corporate developments and results. To listen to the call, interested parties should dial 1-866-699-3239 (or +1-408-792-6300 outside the U.S. and Canada) and enter the following code: 962 596 221.

To participate in the Q&A portion of the call, please register at: www.ants.com/investor. An audio replay will be made available at the same web page beginning approximately twenty-four hours after the call.

Non-Recurring Debt Costs

During the 2nd fiscal quarter of 2008, the company restructured $9.25 million of its convertible promissory notes, reducing conversion prices and extending maturity dates approximately two years. These modifications resulted in a one-time cost of $2.2 million. In addition, the company issued $2 million in convertible promissory notes related to the acquisition of Inventa with conversion prices below the then-market value of its stock, resulting in immediate recognition of $750 thousand in interest expense. The company does not expect these costs to recur. Taken together these non-recurring debt costs totaled $3.0 million.

ANTs software inc. believes the non-GAAP (Generally Accepted Accounting Principles) measures related to the exclusion of one-time debt costs provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached table. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

About ANTs software inc.

ANTs software inc. is revolutionizing and simplifying database consolidation and IT modernization. Our mission is to help customers efficiently use IT resources and drive down IT operating costs by consolidating hardware and software infrastructure. For more information visit www.ants.com.

This press release is neither an offer to sell, nor a solicitation of offers to purchase securities. The private equity financing mentioned herein was made in reliance upon Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the securities sold in connection with such financing have not been registered and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: that the Company may not meet the revenue projection; that the combination with Inventa might not meet the Company’s business goals; the market will not respond positively to the ANTs Compatibility Server, challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company’s intellectual property, and problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10Q for the fiscal quarter ended June 30, 2008. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

ANTs software, inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
Unaudited

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net (loss)	$(2,681,518)	$(4,699,139)	$(6,857,561)	$(8,369,758)
Debt modification costs	2,238,206	-	2,238,206	-
Interest expense related to convertible promissory note issuance	750,000	-	750,000	-
Tax effect of non-GAAP adjustments	-	-	-	-
Non-GAAP net income (loss)	$306,688	$(4,699,139)	$(3,869,355)	$(8,369,758)
Provision for income tax	-	-	-	-
Income for purposes of computing basic and diluted non-GAAP net income per share	$306,688	$(4,699,139)	$(3,869,355)	$(8,369,758)
Non-GAAP net income (loss) per diluted common share	$-	$(0.08)	$(0.06)	$(0.15)

Shares used in computing basic and diluted net income (loss) per share	71,986,666	56,460,534	64,906,422	56,229,518

CONTACT:
ANTs software inc.
Ken Ruotolo, 650-931-0530
ken.ruotolo@ants.com
or
KCSA Strategic Communications
Todd Fromer, 212-896-1215
tfromer@kcsa.com
Marybeth Csaby, 212-896-1236
mcsaby@kcsa.com